Exhibit 99.5

[Letterhead]

May 13, 2005

Board of Directors

Daiichi Pharmaceutical Co., Ltd.

14-10, Nihonbashi 3 chome

Chuo-ku, Tokyo 103-8234, Japan

Members of the Board of Directors:

We hereby consent to (1) the inclusion of our opinion letter dated May 13, 2005 to the Board of Directors of Daiichi Pharmaceutical Co., Ltd. (“Daiichi”) as Appendix B to the Prospectus that forms a part of the Registration Statement on Form F-4 relating to the proposed joint share transfer pursuant to which Daiichi and Sankyo Company, Limited will jointly establish Daiichi Sankyo Company, Limited as a parent company that owns one hundred percent of each of Daiichi and Sankyo through a share transfer, and (2) the references to such opinion in such Prospectus under the captions “The Joint Share Transfer – Reasons for the Joint Share Transfer – Determination of the Daiichi Board of Directors”, “The Joint Share Transfer – Opinion of Daiichi’s Financial Advisor” and “The Joint Share Transfer – Financial Analyses Used by Daiichi’s Financial Advisor”.    In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

Merrill Lynch Japan Securities Co., Ltd.

/s/ Shinsuke Amiya

Shinsuke Amiya

Managing Director

Chairman of Japan Origination